EXHIBIT 21



          SUBSIDIARIES OF WERNER ENTERPRISES, INC.
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                                                    JURISDICTION OF
                    SUBSIDIARY                       ORGANIZATION
          ------------------------------            --------------

    1.    Werner Leasing, Inc.                          Nebraska
    2.    Werner Aire, Inc.                             Nebraska
    3.    Gra-Gar, LLC                                  Delaware
    4.    Drivers Management, LLC                       Delaware
    5.    Werner Management, Inc.                       Nebraska
    6.    Drivers Management Holding, Inc.              Nebraska
    7.    Frontier Clinic, Inc.                         Nebraska
    8.    Fleet Truck Sales, Inc.                       Nebraska
    9.    Professional Truck Drivers School, Inc.       Nebraska
   10.    Werner Transportation, Inc.                   Nebraska
   11.    Werner de Mexico, S. de R.L. de C.V.           Mexico
   12.    Werner Enterprises Canada Corporation          Canada
   13.    Werner Cycle Works, Inc.                      Nebraska
   14.    Werner Leasing de Mexico, S. de R.L. de C.V.   Mexico